Exhibit 99.1

ACHILLION PROVIDES UPDATE ON SOVAPREVIR DEVELOPMENT PROGRAM

- Following Phase 1 drug-drug interaction study with ritonavir-boosted atazanavir showing elevated liver enzymes, sovaprevir placed on clinical hold by FDA -

- Ongoing enrollment and treatment of patients remains unaffected in Phase 2 -007 combination trial evaluating 12-weeks of sovaprevir and ACH-3102 for treatment-naïve genotype 1 patients -

- Conference call and webcast to be hosted today at 4:15 p.m. EDT -

NEW HAVEN, Conn. (July 1, 2013) – Achillion Pharmaceuticals, Inc. (Nasdaq: ACHN) today announced that the Company has received notice from the U.S. Food and Drug Administration (FDA) that a clinical hold has been placed on sovaprevir after elevations in liver enzymes associated with significantly higher than anticipated exposures to atazanivir and sovaprevir were noted in a Phase 1 healthy subject drug-drug interaction (DDI) study evaluating the effects of concomitant administration of sovaprevir with ritonavir-boosted atazanavir. The FDA has allowed continued enrollment and treatment of patients in the Phase 2 -007 clinical trial evaluating 12-weeks of sovaprevir in combination with ACH-3102 and ribavirin for patients with treatment-naïve genotype 1 hepatitis C viral infection (HCV).

In a Phase 1 drug-drug interaction study, Achillion was evaluating the effects of concomitant administration of sovaprevir with ritonavir-boosted atazanavir. While conducting this study, Achillion detected unanticipated elevations in ALT liver enzymes (grade 3 or 4) in multiple subjects, although none of these met the criteria for a serious adverse event (SAE). Achillion voluntarily stopped further dosing in the DDI study and promptly notified the FDA of these findings. Preliminary pharmacokinetic results indicate a metabolic interaction whereby plasma concentrations of both atazanavir and sovaprevir were substantially increased upon co-administration. Such ALT elevations have not been seen in the 12-week combination -007 trial, the 12-week combination -005 trial with ACH-3102 and ribavirin, or in any other drug-drug interaction studies completed with sovaprevir to date.

With the preliminary draft data on hand at the time of notification, the FDA placed sovaprevir on clinical hold. In order to resolve the clinical hold, the FDA has asked for study reports from two drug-drug interaction studies and an integrated safety analysis of on-going sovaprevir trials, each of which Achillion expects to provide to the FDA within approximately six weeks.

With respect to the ongoing -007 Phase 2 clinical trial, Achillion is treating patients in the first segment of the study and plans to release interim clinical trial results, including rapid virologic response (RVR) during the third quarter and sustained viral response (SVR) during the fourth quarter, as previously anticipated. To date, patients enrolled in the trial have received up to six weeks of combination treatment with no safety issues noted.

Conference Call

The Company will host a conference call and simultaneous webcast on Monday, July 1, 2013 at 4:15 p.m. Eastern time. To participate in the conference call, please dial (877) 266-0482 in the U.S. or (631) 291-4567 for international callers. A live audio webcast of the call will be accessible at http://www.achillion.com or http://ir.achillion.com. Please connect to Achillion’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

A replay of the webcast will be available on www.achillion.com. Alternatively, a replay of the conference call will be available starting at 7:15 p.m. Eastern time on July 1, 2013, through 11:59 p.m. Eastern time on July 7, 2013 by dialing (855) 859-2056 or (404) 537-3406. The replay passcode is 14259844.

About Achillion Pharmaceuticals

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. Achillion’s discovery, clinical development, and commercial teams have advanced multiple novel product candidates with proven mechanisms of action into studies and toward the market. Achillion is focused on solutions for the most challenging problems in infectious disease including HCV and resistant bacterial infections. For more information on Achillion Pharmaceuticals, please visit www.achillion.com or call 1-203-624-7000.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, including statements with respect to: the potential causative factors for the unexpected results in Achillion’s Phase 1 drug-drug interaction study of sovaprevir and ritonavir; Achillion’s expectations regarding timing for the completion and reporting of results of its clinical trial of ACH-3102 in combination with sovaprevir and ribavirin; and Achillion’s expectations regarding timelines for submitting additional data to FDA in response to the clinical hold. We may use words such as “expect,” “anticipate,” “project,” “intend,” “plan,” “believe,” “seek,” “ estimate,” and “may” and similar expressions to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things Achillion’s ability to: satisfactorily respond to regulatory actions with regard to its clinical development programs, including the FDA’s request for further information and data regarding the Phase 1 drug-drug interaction study; successfully resolve the partial clinical hold with regard to sovaprevir; continue to advance sovaprevir in clinical trials; replicate in later clinical trials positive results found in preclinical and earlier stage clinical trials of sovaprevir, ACH-3102, and its other product candidates; advance the development of its drug candidates under the timelines it anticipates in current and future clinical trials; obtain necessary regulatory approvals; obtain patent protection for its drug candidates and the freedom to operate under third party intellectual property; establish commercial manufacturing arrangements; identify, enter into and maintain collaboration agreements with appropriate third-parties; compete successfully with other companies that are seeking to develop improved therapies for the treatment of HCV; manage expenses; and raise the substantial additional capital needed to achieve its business objectives. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013 and its subsequent SEC filings.

In addition, any forward-looking statement in this press release represents Achillion’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Achillion disclaims any duty to update any forward-looking statement, except as required by applicable law.

Company Contact: Glenn Schulman Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 gschulman@achillion.com	Investors: Mary Kay Fenton Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 mfenton@achillion.com

Media: Sally Barton Ogilvy PR Tel. (212)880-5240 sally.barton@ogilvy.com	Investors: Seth Lewis The Trout Group, LLC Tel. (646) 378-2952 slewis@troutgroup.com

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